Exhibit 4.1

ONYX PHARMACEUTICALS, INC.

as Issuer

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 1, 2013

to

Indenture dated as of August 12, 2009

4.00% Convertible Senior Notes due 2016

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October 1, 2013, by and between Onyx Pharmaceuticals, Inc., a Delaware corporation, as issuer (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of August 12, 2009 (the “Base Indenture”), as modified by the First Supplemental Indenture (the “First Supplemental Indenture”) by and between the Company and the Trustee dated as of August 12, 2009 (such Base Indenture, as modified by the First Supplemental Indenture and this Second Supplemental Indenture, and as the same may be further modified, being hereinafter called the “Indenture”), pursuant to which the Company issued its 4.00% Convertible Senior Notes due 2016 in an aggregate principal amount of $230,000,000 (the “Notes”);

WHEREAS, the Company, Amgen Inc. (“Parent”) and Arena Acquisition Company (“Purchaser”) have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 24, 2013, pursuant to which, among other things, concurrently with the execution of this Second Supplemental Indenture, Purchaser is being merged with and into the Company, with the Company being the surviving corporation in such merger (the “Merger”);

WHEREAS, in connection with the Merger, each share of Common Stock was converted into the right to receive $125.00, payable in cash, without interest, subject to any withholding of taxes required by applicable law;

WHEREAS, the Merger constitutes an event described in Sections 5.05(m) and 8.01(a)(i)(A) of the First Supplemental Indenture (a “Merger Event”);

WHEREAS, Section 8.01 of the First Supplemental Indenture provides that, in the event that, among other things, the Company consolidates with or merges with or into any other Person, the Company or the successor, survivor or transferee Person, as the case may be, shall assume by supplemental indenture all of the Company’s obligations under the Notes and the Indenture;

WHEREAS, the Board of Directors of the Company pursuant to Section 10.02 of the First Supplemental Indenture has duly authorized this Second Supplemental Indenture by resolutions adopted on September 24, 2013, and the entry into this Second Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officers’ Certificate described in Sections 9.05 and 13.07 of the Base Indenture and Sections 5.12 and 8.01(a)(iii) of the First Supplemental Indenture and an Opinion of Counsel described in Sections 9.05 and 13.07 of the Base Indenture and Section 8.01(a)(iii) of the First Supplemental Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01. Conversion of Notes into the Reference Property. In accordance with Section 5.05(m) of the First Supplemental Indenture, from and after the date of this Second Supplemental Indenture, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Notes based on the type and amount of consideration that a Holder of a number of shares of Common Stock equal to the principal amount of the Notes divided by the Conversion Price would have received in the Merger (the “Reference Property”), (A) which in the case of a conversion in connection with a Make-Whole Fundamental Change as described in the second sentence of Section 5.07(a) will be cash equal to $3,226.90 per $1,000 principal amount of Notes based on a Conversion Rate equal to (i) 25.2207 shares of Common Stock per $1,000 principal amount of Notes plus (ii) the Additional Shares, or 0.5945 shares of Common Stock per $1,000 principal amount of Notes (as determined by reference to the table attached as Schedule A to the First Supplemental Indenture based on the Make-Whole Reference Date being October 1, 2013 and the Stock Price paid per share of Common Stock in the Make-Whole Fundamental Change being $125.00), and (B) which in the case of a conversion at all other times when such Notes are convertible beginning immediately after the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date corresponding to such Fundamental Change will be cash equal to $3,152.59 per $1,000 principal amount of Notes. Accordingly, any reference to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive an amount equal to $125.00, and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

Section 2.02. Last Reported Sale Price of the Common Stock. The definition of the Last Reported Sale Price with respect to the Common Stock in the Indenture is hereby deleted and replaced in its entirety with the following:

“Last Reported Sale Price” of the Common Stock on any date means $125.00.

Section 2.03. Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes. Section 5.07 of the First Supplemental Indenture is hereby amended by deleting subsection (a) thereof in its entirety and replacing it with the following:

If a Holder elects to convert its Notes at any time during the period permitted for conversion in the event of a Make-Whole Fundamental Change, which begins on the Business Day following the effective date of such Make-Whole Fundamental Change, the Conversion Rate will be increased by an additional number of shares of Common Stock (the “Additional Shares”) as described below. Any conversion will be deemed to have occurred in connection with such Make-Whole Fundamental Change only if such Notes are surrendered for conversion at a time when the Notes would be convertible in light of the occurrence of a Make-Whole Fundamental Change and notwithstanding the fact that a Note may then be convertible because another condition to conversion has been satisfied.

Section 2.04. Addresses for Notices, Etc. Section 13.04 of the Base Indenture is hereby amended by deleting Section 13.04 in its entirety and replacing it with the following:

Except as otherwise expressly provided herein, any notice, request or demand that by any provision of this Indenture is required or permitted to be given, made or served by the Trustee or by the holders of Securities or by any other Person pursuant to this Indenture to or on the Company may be given or served by being deposited in first class mail, postage prepaid addressed (until another address is filed in writing by the Company with the Trustee), as follows: Onyx Pharmaceuticals, Inc., c/o Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA

91320, Attention: General Counsel. Any notice, election, request or demand by the Company or any Securityholder or by any other Person pursuant to this Indenture to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made in writing at the Corporate Trust Office of the Trustee. Notwithstanding any other provision of this Indenture or any Security, where this Indenture or any Security provides for notice of any event (including any notice of redemption) to a Holder of a Global Security (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Security (or its designee), pursuant to the customary procedures of such Depositary.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01. Effect of this Second Supplemental Indenture. From the date hereof, the Indenture shall be and be deemed to be modified and amended in accordance herewith, and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Holders shall hereafter be determined, exercised and enforced thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Second Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 3.02. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture so supplemented relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.03. Notice of Supplemental Indenture. In accordance with Section 10.04 of the First Supplemental Indenture, after this Second Supplemental Indenture becomes effective, the Trustee will, on the Company’s behalf, send a notice prepared by the Company briefly describing this Second Supplemental Indenture to each Holder. Failure to deliver such notice, or any defect therein, will not in any way impair or affect the validity of this Second Supplemental Indenture.

Section 3.04. Provisions Binding on Company’s Successors. All the covenants and agreements of the Company contained in this Second Supplemental Indenture shall bind its successors and assigns whether so expressed or not.

Section 3.05. Official Acts by Successor Company. Any act or proceeding by any provision of this Second Supplemental Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 3.06. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

Section 3.07. Benefits of Supplemental Indenture. Nothing in this Second Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any Authenticating Agent and their successors hereunder or the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 3.08. Headings, Etc. The titles and headings of the articles and sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.10. Severability. In the event any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.11. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

ONYX PHARMACEUTICALS, INC.

By:	/s/ Matthew K. Fust
	Name:	Matthew K. Fust
	Title:	EVP, Chief Financial Officer

[Signature Pages to Second Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION
As Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

[Signature Pages to Second Supplemental Indenture]